RESIGNATION, SEVERANCE AND RELEASE AGREEMENT

This Resignation, Severance and Release Agreement (the “Resignation Agreement”) is deemed effective as of the 18th day of February, 2026 (the “Effective Date”) between Lev Ekster (“Executive”) and Lucky Strike Entertainment Corporation, a Delaware corporation (“Company”).

The parties enter into this Resignation Agreement on the basis of the following facts, understandings and intentions:

A.Executive is currently employed by the Company, pursuant to that certain Employment Agreement, dated as of November 6, 2024 (the “Employment Agreement”), by and between Executive and the Company.

B.Executive desires to resign from his position with the Company to pursue entrepreneurial opportunities on the terms and conditions set forth in this Resignation Agreement.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.Resignation.
(a) Effective as of February 18, 2026 (the “Transition Date”), Executive has resigned from his position as President of the Company and will be deemed to have relinquished and resigned from any and all other titles, positions and appointments with the Company and its subsidiaries (collectively, the “Company Group”), whether as an officer, director, consultant, agent, trustee or otherwise (but not as an employee of the Company).

(b)During the period beginning on the Transition Date and ending on March 4, 2026 (the “Separation Date”), Executive will (i) continue to be employed by the Company in an advisory capacity, (ii) assist in the smooth and orderly transition of his duties, responsibilities and relationships as President of the Company, and other matters in which Executive participated or in respect of which Executive has knowledge, to the Company’s Chief Executive Officer and other executive officers, (iii) perform such other reasonable duties related thereto as the Chief Executive Officer or his delegate may request, and (iv) continue to receive the payments and benefits to which Executive is entitled pursuant to the Employment Agreement.

(c)Executive’s employment with the Company will terminate on the Separation Date. Following the Separation Date, Executive will have no authority to act on behalf of any member of the Company Group. Executive agrees to execute such documents promptly as may be reasonably requested by the Company to evidence the resignation of his titles, positions and appointments as of the Transition Date and the termination of his employment on the Separation Date.

(d)Executive acknowledges and agrees that, other than the Separation Payment as payable pursuant to the terms and conditions as expressly contained herein, upon termination of his employment with the Company on the Separation Date, Executive will not be entitled to any other payments or benefits pursuant to the Employment Agreement, other than any payments or benefits required to be paid or provided by law.

2.Severance. In consideration of and subject to Executive’s promises herein, including those relating to Executive’s compliance with the obligations related to the Release (as set forth in Section 4 below), Company will pay Executive severance to which he would not otherwise be entitled equal to $275,000 U.S. DOLLARS, less standard withholdings and deductions (“Separation Payment”). Company shall report the Separation Payment to the Internal Revenue Service and all applicable state or local taxing authorities by means of a Form W-2 as regular wages to Executive. The Separation Payment will be made on the next scheduled pay cycle following the later of: (i) the Release Effective Date (as defined in Section 4 below); and (ii) the Company’s receipt of all Company Property, as defined herein. The Executive acknowledges that the Separation Payment represents consideration for signing and abiding by this Resignation Agreement, including the Release, and is not salary, wages or benefits to which Executive was already entitled.
The Executive acknowledges and agrees that Executive will not be eligible for any other compensation, bonus, insurance coverage, pay, or benefits (cash or non-cash) from Company, related to Executive’s employment, whether before or after the Separation Date. The Executive understands that Executive shall not accrue vacation, sick or personal days after the Separation Date. The Executive waives and forever discharges Company from any liability for any payment or benefits of any kind which might otherwise be payable as a result of Executive’s employment with Company or termination thereof, it being the intention of the parties to convert and merge all such claims and rights into this Resignation Agreement.
3.Equity Awards. Prior to the Separation Date, Executive held various equity awards (collectively, the “Equity Awards”) with respect to shares of Class A Common Stock of the Company (“Shares”), which were granted to Executive pursuant to the Company’s Omnibus Incentive Plan and the applicable grant notices and award agreements (such plan and agreements, collectively, the “Award Documents”). Notwithstanding anything in the Award Documents to the contrary, subject to Executive’s execution and non-revocation of this Resignation Agreement and the requirements set forth in Section 4 related to the Release, and in consideration of the Release and Executive’s continued compliance with his obligations set forth in this Resignation Agreement, (i) the 40,560 RSUs that have already vested (the “Vested RSUs”) and 21,234 RSUs that are scheduled to vest, and will vest in accordance with the terms and conditions thereof, in 2026 (the “Unvested RSUs”) and (ii) the 6,271 Earnout Shares and PSUs that have already time vested (the “Vested Earnout Shares and PSUs”) and the 2,071 Earnout Shares that are eligible to vest in 2026 in accordance with the terms and conditions thereof (the “Earnout Shares” and, together with the Vested RSUs, Unvested RSUs and the

Vested Earnout Shares and PSUs, the “Retained Awards”) will not be forfeited on the Separation Date (if applicable) but rather will remain outstanding and will vest in accordance with the terms of the Award Documents (if and when such vesting occurs if vesting has not already occurred), as applicable, and the number of Shares subject to the Retained Awards (as reduced by the number of Shares having a Fair Market Value equal to the applicable withholding taxes due in respect of the Retained Awards) will be delivered to Executive promptly following the applicable vesting date (assuming, in the case of unvested Earnout Shares, such date occurs). Executive acknowledges and agrees that, on the Separation Date, all of the other unvested Equity Awards will be forfeited. Executive further agrees not to sell any Unvested RSUs and Unvested Earnout Shares until one year from the Separation Date. Capitalized terms used but not defined in this Section 3 have the meanings assigned to them in the Award Documents.

4.Release. To receive the Separation Payment and the benefits of Section 3 with respect to the Retained Awards, Executive must (a) sign and return the release of claims attached hereto as Exhibit A (the “Release”), at any time during the 21-day period beginning on the Separation Date, and (b) not revoke the Release during the seven-day period immediately following the date that Executive signs and returns the Release. If Executive timely signs and returns the Release and does not timely revoke the Release, then the Release will become effective on the eighth day following the date that Executive signs and return the Release (such eighth day, the “Release Effective Date”). For clarity, if Executive does not timely sign and return the Release, or if Executive timely revokes the Release, Executive will not be entitled to the Separation Payment or any unvested Retained Awards and the Release will not be effective, but the remaining provisions of this Resignation Agreement will remain in full force and effect.
5.Cooperation. Executive acknowledges and agrees that, for the avoidance of doubt, Section 6.2 of the Employment Agreement shall remain in full force and effect.
6.Non-Competition. The Executive agrees that if the Executive were to become employed by a competitor of the Company Group during the Non-Competition Restricted Period (defined below), it would be difficult for the Executive not to rely on or use the Company Group’s trade secrets and confidential information. Thus, to avoid the possible disclosure of such trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company Group’s goodwill with customers, during the Non-Competition Restricted Period, the Executive shall not directly or indirectly through any other person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Resignation Agreement, “Non-Competition Restricted Period” means the one (1) year period after the Separation Date. For purposes of this Resignation Agreement, “Competing Business” means any person anywhere in the United States and any other country in which the Company or any of its subsidiaries operates that at any time during the Non-Competition Restricted Period is engaged in (or has plans to engage in) a business that competes in bowling, family entertainment center, waterpark, arcade or such other businesses as are set forth on Schedule 1 hereto.

7.Non-Solicitation of Customers. During the Non-Competition Restricted Period (defined in Section 6 above), the Executive shall not directly or indirectly through any other person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, consultants, or partners (collectively, “Customers”) of the Company Group (which, for the avoidance of doubt, do not include any employee or agent of the Company Group that is covered by the Non-Solicitation Restricted Period in Section 8 below) to divert their business away from the Company or any subsidiary, and the Executive shall not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any of its subsidiaries, on the one hand, and any of its or their Customers, on the other hand; provided, however, that, with respect to any Customer of the Company Group who is not known as such by Executive, Executive’s actions towards such Customer shall not breach this Section 7 unless and until the Company makes Executive aware of the Company’s relationship with such Customer.
8.Non-Solicitation of Personnel. During the Non-Solicitation Restricted Period (as defined below), the Executive shall not directly or indirectly through any other person (a) induce or attempt to induce any employee or agent of the Company Group to leave the employ or service of the Company or any subsidiary, or in any way interfere with the relationship between the Company or any subsidiary, on the one hand, and any employee or agent of the Company Group on the other hand, or (b) hire any person who was an employee or agent of the Company Group until six (6) months after such individual’s employment relationship with the Company or any subsidiary has been terminated. For purposes of this Resignation Agreement, “Non-Solicitation Restricted Period” means the two (2) year period after the Separation Date.
9.Confidentiality. To the extent permitted by law, Executive agrees not to disclose the existence or terms of this Resignation Agreement to any person other than Executive’s lawyer, accountant, income tax preparer, spouse or children, except pursuant to written authorization by Company or as compelled by law, and that Executive will be responsible for any further disclosure of such information made by such persons. Executive acknowledges and agrees that the Company may disclose part or all of this Resignation Agreement, or a summary of terms, as deemed appropriate by the Company, in compliance with the Company’s reporting obligations that may be required by law or otherwise as a publicly traded company listed on NYSE.
10.Non-Admission of Liability. The parties hereto acknowledge the execution of this Resignation Agreement, and each of the terms contained herein, is not, and shall not be construed in any way as an admission of wrongdoing or liability on the part of either party hereto.
11. Company Property. On the Separation Date, Executive will immediately return to Company all property, equipment and materials which Executive received in connection with Executive’s employment with Company (“Company Property”). Company shall not be required to make the Separation Payment until and unless Executive returns all Company Property.

12.Directors and Officers Liability Insurance. For a period of six (6) years from the Separation Date, the Company shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive if and to the extent that the Company provides such coverage for any other present or former senior executive or director of the Company. The Company shall give prompt written notice to the Executive in the event the Company does not have in full force and effect a directors and officers’ liability policy (or policies) that covers the Executive.
13.Government Documents, Licenses and Permits. The Company shall take all reasonable steps as promptly as practicable (expected to be no later than one hundred twenty (120) days from the Separation Date) to file necessary documents with the appropriate governmental authority to apply for the removal of Executive’s name from any governmental document, license and/or permit currently issued to the Company and in effect on the Separation Date; provided, however, that in event the Company is unable to receive approval from the appropriate governmental authority or otherwise remove Executive’s name from a given governmental document, license and/or permit within 180 days of the Separation Date, the Company shall provide Executive with a status update after it becomes aware and advise Executive of the steps the Company plans to take to accomplish the removal of Executive’s name from such document, license or permit. The Company acknowledges and agrees that Section 19 (Indemnification) of the Employment Agreement shall cover any fines, penalties, fees, suits, actions, proceedings at law or in equity, claims (groundless or otherwise), liabilities, losses, damages, payments, deficiencies, settlements, costs and legal and other expenses (including reasonable fees and disbursements of counsel selected by Executive) asserted or levied against Executive by any person arising out of or in connection with (a) Executive’s name being on any governmental document, license and/or permit currently issued to the Company and (b) the removal of Executive’s name on any such governmental document, license and/or permit.
14.Notices. All notices or other communication required or permitted hereunder shall be in writing and shall be delivered personally, by e-mail (with delivery receipt requested), telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, by e-mail, telecopied or sent by certified, registered or express mail, as follows:
If to Executive, to the address listed on Executive’s signature page hereto.
If to Company, to:
Lucky Strike Entertainment Corporation
7313 Bell Creek Road
Mechanicsville, Virginia 23111
Telephone: 804-417-2000
Attention: Jason Cohen
E-mail: JasonCohen@LSEnt.com

Any party may by notice given in accordance with this Section 14 designate another address or person for receipt of notices hereunder.
15.Successors and Assigns. This Resignation Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Resignation Agreement. No party hereto may assign its rights under this Resignation Agreement without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be null and void ab initio.
16.Amendment and Waiver.
(a)    No failure or delay on the part of Executive or Company in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Executive or Company at law, in equity or otherwise.
(b)    Any amendment, supplement or modification of or to any provision of this Resignation Agreement and any waiver of any provision of this Resignation Agreement shall be effective only if it is made or given in writing and signed by Executive and Company.
17.Expenses. Executive and Company shall each bear their own expenses incurred in connection with this Resignation Agreement and the consummation of the transactions contemplated hereby.
18.Counterparts; Electronic Signatures. This Resignation Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. Electronic, facsimile or portable document format (pdf) executed signature pages are acceptable.
19.Headings. The headings in this Resignation Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
20.GOVERNING LAW. THIS RESIGNATION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER

JURISDICTION WOULD ORDINARILY APPLY. Executive and Company agree that any controversy or claim arising out of or relating to this Resignation Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy or claim arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be governed by the arbitration and dispute resolution provisions set forth in the Employment Agreement (which, for avoidance of doubt include Sections 16.1 through and including Section 16.6 of the Employment Agreement). WITHOUT LIMITING THE PRECEDING SENTENCE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS RESIGNATION AGREEMENT.
21.Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
22.Entire Agreement. This Resignation Agreement, together with the Employment Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Resignation Agreement supersedes all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter.
23.Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notice to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Resignation Agreement.
24.Understanding. Executive represents that he is competent, that his promises and release are in Executive’s best interest and that (A) in negotiating and executing this Resignation Agreement, he has had adequate opportunity to consult an attorney of Executive’s choosing concerning the meaning and effect of each term hereof, and (B) he has carefully read this Resignation Agreement, understands its terms and intends to be bound by it.

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IN WITNESS WHEREOF, the parties hereto have caused this Resignation Agreement to be executed and delivered as of the date first above written.

EXECUTIVE:                        COMPANY:

LUCKY STRIKE ENTERTAINMENT CORPORATION

By: /s/ Lev Ekster             By: /s/ Jason Cohen
Name:     Lev Ekster                        Name: Jason Cohen
Address: 1375 Cleveland Road                Title: Chief Legal Officer
     Miami, Florida 33141

SCHEDULE 1

Topgolf International, Inc. and its subsidiaries
Dave and Buster’s, Inc. and its subsidiaries (including, without limitation, Main Event Entertainment)
Andretti Indoor Karting & Gaming and its subsidiaries
Golf Entertainment Group, Inc. and its subsidiaries (including, without limitation, Puttery, Drive Shack and American Golf)
Popstroke Holdings LLC and its subsidiaries Round1 Bowling & Amusement
Punch Bowl Social
Level99
Meow Wolf
Sandbox VR
Puttshack
Electric Shuffle
Flight Club / Beat the Bomb
Swingers
ACTIVATE
Chuck E. Cheese
iFLY Indoor Skydiving
Urban Air / Sky Zone
K1 Speed
Chicken N Pickle
Six Flags
Walt Disney Company
Universal Parks & Resorts (NBCUniversal)
Merlin Entertainments
F1 Arcade
Jaguar Bolera
Camp Pickle
GoodSurf
FlightClub
Elevate
QubicaAMF
Brunswick

EXHIBIT A
General Release Agreement
1.Release.
(a)    Lev Ekster (the “Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them (the “Executive Releasors”), hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Lucky Strike Entertainment Corporation (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with the Executive’s employment or separation of employment or any other relationship with or interest in the Company, and each of them, or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Company Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Family and Medical Leave Act, Age Discrimination Employment Act of 1967, as amended by the Older Workers Benefit Protection Act; any exception to the employment at will doctrine, including any common law theory sounding in tort, contract or public policy; the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201, et seq., or any state or local wage and hour law or ordinance; the National Labor Relations Act, as amended, 29 U.S.C. Subsection 141, et seq.; any state “service letter” statute; any common law theory of recover; Continuation Coverage Under Group Health Plans (commonly referred to as “COBRA”) contained in 29 U.S.C. Title I, Subtitle B., Part 6 (of the Employee Retirement Income Security Act of 1974, as amended) and Section 4980B of the Internal Revenue Code of 1986, as amended; the Employee Retirement Income Security Act of 1974 (commonly referred to as “ERISA”), as amended; any other federal or state law or regulation relating to wages, hours of work, overtime pay, pay practices, rest and meal periods and penalties; state workers’ compensation laws; or any other federal, state or local laws or regulations regarding employment discrimination, employment or termination of employment; claims for wrongful discharge, breach of express or implied contract, defamation, fraud, harassment or misrepresentation under any statute, rule, regulation or under the common law, or any other federal, state or local law, regulation or ordinance (collectively, the “Claims”).

Notwithstanding the foregoing, Executive does not waive or release Claims with respect to any of the following: (1) Claims arising from any breach or alleged breach by the Company of the Resignation, Severance and Release Agreement, dated as of February 18, 2026 (the “Resignation

Agreement”), by and between the Company and Executive, or Executive’s right to enforce such Resignation Agreement; (2) Claims arising with respect to those provisions of the Employment Agreement, dated as of November 6, 2024 (the “Employment Agreement”), by and between the Company and the Executive that are intended to survive the termination of the Executive’s employment with the Company; (3) any right to indemnification (including the advancement of legal fees) that the Executive may have pursuant to the Employment Agreement, the bylaws or corporate charter of the Company, with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that the Executive may incur with respect to his service as an employee, officer or director of the Company, or any of its parents, subsidiaries or affiliates; or (4) with respect to any rights that the Executive may have to insurance coverage for such losses, damages or expenses under any Company (or parent, subsidiary or affiliate) directors and officers liability insurance policy (in the future or previously in force). In the interest of clarity, in connection with the forgoing, Executive acknowledges and agrees that he will not provide information to others that would support any claims against the Company or encourage or participate in any such claims. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. This release does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency or cooperating as required by law with any governmental inquiry or investigation or judicial proceeding; provided, however, that Executive waives any right to receive any monetary award resulting from such a charge or investigation, including, without limitation, interest, penalties, fines, and attorneys’ fees.

(b)    Company Releasees, acting as releasors (in such capacity, “Company Releasors”), hereby acknowledge full and complete satisfaction of and release and discharge and covenant not to sue Executive Releasors, acting as releasees (in such capacity, “Executive Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or separation of employment or any other relationship with or interest in the Company, and each of them, or the termination thereof, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Executive Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any Claims.

Notwithstanding the foregoing, the Company does not waive or release Claims with respect to any of the following: (1) Claims arising from any breach or alleged breach by Executive of the Resignation Agreement, or the Company’s right to enforce such Resignation Agreement; and (2) Claims arising with respect to those provisions of the Employment Agreement that are intended to survive the termination of the Executive’s employment with the Company. In the interest of clarity, in connection with the forgoing, the Company acknowledges and agrees that it will not provide information to others that would support any claims against Executive Releasees or encourage or participate in any such claims. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. This release does not prevent the Company from filing a charge with or participating in an investigation by a governmental administrative agency or cooperating as required by law with any governmental inquiry or investigation or judicial proceeding; provided, however, that the Company waives any right to receive any monetary award resulting from such a charge or investigation, including, without limitation, interest, penalties, fines, and attorneys’ fees.
2.Release of Unknown Claims.
(a)It is the intention of Executive in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him by any law, statute, or legal doctrine that would otherwise prevent the release of unknown claims and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Executive waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive acknowledges that he understands the significance and consequence of such release and waiver.
(b)It is the intention of the Company in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, the Company hereby expressly waives any and all rights and benefits conferred upon it by any law, statute, or legal doctrine that would otherwise prevent the release of unknown claims and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. The Company acknowledges that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, the Company waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. The Company acknowledges that it understands the significance and consequence of such release and waiver.
3.ADEA Waiver. The Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. The Executive further expressly acknowledges and agrees that:
(a)In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(b)He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)He was given a copy of this Agreement on March 4, 2026 and informed that he had a period of twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;
(d)Nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and
(e)He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if the Executive elects revocation during that time. Any revocation must be in writing and delivered in accordance with the notice provisions of the Employment Agreement, and must be received by the Company during the seven-day revocation period. In the event that the Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Agreement.
4.No Filing or Transfer of Claim.
(a)    Executive warrants, with the understanding that such warranty is material to this transaction, that (a) Executive has not asserted, and no person or entity has asserted on Executive’s behalf, any Claim, demand, cause of action or lawsuit arising out of or related in any way to Executive’s employment with the Company or regarding any of the Company Releasees herein and (b) Executive has not assigned, pledged, hypothecated or transferred any Claim purported to be released hereby. Executive specifically agrees that Executive will not, directly or indirectly, in the future file any Claim based on actions or omissions released herein against the Company or any of the Company Releasees, with any court or in any proceeding; nor will Executive, directly or indirectly, file any Claim seeking individual relief with any local, state or federal governmental agency; provided, however, the foregoing shall not apply to any claims that cannot be released as a matter of law or public policy. Executive shall indemnify and hold Company Releasees harmless from and against any and all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of Executive of any Claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any Claim or demand against any Company Releasees which Claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Executive against such third party of any Claims or other matters purported to be released pursuant to this Release. Executive agrees that if Executive does, directly or indirectly, file any Claim, complaint, charge or lawsuit in violation of Section 1(a) above, then the Company and/or any of the Company Releasees, as applicable, shall be entitled to recover from Executive the entire amount of the Separation Payment described above, as well as its/their costs and expenses incurred in defense of such complaint, charge or lawsuit, including reasonable attorneys’ fees. Further, in the event it becomes necessary for the Company or any of the Company Releasees to bring legal action to enforce the terms hereof, whether for injunctive relief or damages or both, Executive agrees that in the event Company and/or any of the Company Releasees prevails in such action, in whole or in part, the Company and/or any of the Company Releasees, as applicable, shall be entitled to recover from the Executive its/their costs and expenses incurred in such action, including reasonable attorneys’ fees.

(b)    The Company warrants, with the understanding that such warranty is material to this transaction, that (a) the Company has not asserted, and no person or entity has asserted on the Company’s behalf, any Claim, demand, cause of action or lawsuit arising out of or related in any way to Executive’s employment with the Company or regarding any of the Executive Releasees herein and (b) the Company has not assigned, pledged, hypothecated or transferred any Claim purported to be released hereby. The Company specifically agrees that it will not, directly or indirectly, in the future file any Claim based on actions or omissions released herein against Executive or any of the Executive Releasees, with any court or in any proceeding; nor will the Company, directly or indirectly, file any Claim seeking individual relief with any local, state or federal governmental agency; provided, however, the foregoing shall not apply to any claims that cannot be released as a matter of law or public policy. The Company shall indemnify and hold Executive Releasees harmless from and against any and all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the Company of any Claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any Claim or demand against any Executive Releasees which Claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Company against such third party of any Claims or other matters purported to be released pursuant to this Release. The Company agrees that if it does, directly or indirectly, file any Claim, complaint, charge or lawsuit in violation of Section 1(b) above, then Executive and/or any of the Executive Releasees, as applicable, shall be entitled to recover from the Company his/their costs and expenses incurred in defense of such complaint, charge or lawsuit, including reasonable attorneys’ fees. Further, in the event it becomes necessary for Executive or any of the Executive Releasees to bring legal action to enforce the terms hereof, whether for injunctive relief or damages or both, the Company agrees that in the event Executive and/or any of the Executive Releasees prevails in such action, in whole or in part, Executive and/or any of the Executive Releasees, as applicable, shall be entitled to recover from the Company his/their costs and expenses incurred in such action, including reasonable attorneys’ fees.
5.Non-Disclosure and Non-Disparagement. After the Separation Date, Executive will not disclose any secret or confidential information, knowledge or data relating to the Company Group or its business that is not public knowledge (except as required by law). Executive shall continue to be bound by his prior agreement and obligations owed to the Company or any subsidiary which survive termination of employment, restated and incorporated herein, including but not limited to those obligations set forth in the Confidentiality Agreement referenced in Section 6.1 of the Employment Agreement. For five (5) years following the

Separation Date, (i) the Executive will not disparage or defame or cast in a negative light the Company or any of its directors or officers, or make any derogatory, negative or similar statements, in any medium to any person, and (ii) the Company and its officers and directors will not disparage or defame or cast in a negative light the Executive, or make any derogatory, negative or similar statements, in any medium to any person; provided, however, that the foregoing shall not prohibit any party from (A) giving truthful testimony in any legal proceeding pending before any agency or court of the United States or state government or in any arbitration proceeding relating to this Agreement or otherwise required by law or any administrative or legislative body or (B) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements.

6.Affirmative Reference. The Company agrees that, upon receipt of a request for reference regarding Executive from any prospective employer, recruiter, background verification service, or any similar third party, the Company shall respond in a timely manner and provide a positive reference. Additionally, if the Company’s CEO should be approached by any person or entity to provide a reference for Executive, the CEO shall provide a positive reference.
7.Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be binding upon the Company, the Company Releasees, Executive and the Executive Releasees and their respective successors and assigns.
(b)Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
(c)Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
(d)Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(e)Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
(f)Arbitration; Waiver of Jury Trial. The Executive and the Company agree that any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy or claim arising out of the Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be governed by the arbitration and dispute resolution provisions set forth in the Employment Agreement(which, for avoidance of doubt include Sections 16.1 through and including Section 16.6 of the Employment Agreement). WITHOUT LIMITING THE PRECEDING SENTENCE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(g)Additional Actions. Each party agrees to cooperate fully and to execute any and all supplementary documents and to take all additional reasonable actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and that are not inconsistent with its terms.
(h)Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose. Electronic, facsimile or portable document format (pdf) executed signature pages are acceptable.
(i)Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that such party has had the opportunity to consult with legal counsel of such party’s choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that Executive has read and understands this Agreement, is entering into it freely and voluntarily without coercion, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.

EXECUTED this ________ day of ________ 2026, at __________________ County, ________.
“EXECUTIVE”

Lev Ekster
EXECUTED this ________ day of ________ 2026, at __________________ County, ________.
“COMPANY”
LUCKY STRIKE ENTERTAINMENT CORPORATION
By:
Name:
Title:

To be executed on or within 21 days after March 4, 2026; signature prior to
March5, 2026 is not permitted.

EXHIBIT A-1
ACKNOWLEDGMENT AND WAIVER
I, Lev Ekster, hereby acknowledge that I was given 21 days to consider the foregoing General Release Agreement and voluntarily chose to sign the General Release Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.
EXECUTED this ___ day of ____________ 2026, at ________ County, _______.

Lev Ekster